Exhibit 99.1
For More Information Contact:
William Warren – 703-480-5672
warren.william@orbimage.com
ORBIMAGE Adds James M. Simon, Jr., as New Board Member
DULLES, VA, 14 November 2005 – ORBIMAGE Inc. today announced that James M. Simon, Jr., has joined the board of directors of its parent company, ORBIMAGE Holdings, Inc. (OTCPK:ORBM). Following a distinguished career with the Central Intelligence Agency (CIA), Mr. Simon now serves as the founding Director of the Microsoft Institute for Advanced Technology in Governments located in Reston, Va.
“With his extensive background in the DoD/Intelligence community as well as private industry, Jim Simon brings a valuable combination of business and governmental experience to ORBIMAGE,” said Matthew O’Connell, ORBIMAGE CEO and President. “We look forward to his insight and advice as ORBIMAGE takes advantage of the many opportunities before us.”
A career CIA officer, Mr. Simon was appointed by President Clinton and confirmed by the Senate in 1999 as the first Assistant Director of Central Intelligence for Administration, a position he held until retirement in 2003. As deputy to the Deputy Director of Central Intelligence for Community Management, he was responsible for setting policy for and overseeing the budgets of the 14 agencies that comprise the Intelligence Community. After September 11th, he was designated as the senior intelligence official for homeland security establishing and chairing the Homeland Security Intelligence Council.
Currently Mr. Simon is the founding Director of the Microsoft Institute for Advanced Technology in Governments. The Institute’s purpose is to bring the fruits of Microsoft’s world-leading advanced research and development activities to solve intractable problems for the global public sector. Mr. Simon’s most recent position before joining Microsoft was as President and CEO of a consulting and services firm, IntelligenceEnterprises, LLC.
Mr. Simon was commissioned in the U.S. Army in 1969 and retired from active reserve in 1997. His educational background includes a B.A. from The University of Alabama and an M.A. from the University of Southern California. He also has studied at the University of Maryland, the Johann Wolfgang Goethe Universität in Frankfurt, the Bayern Staats Universität in Munich, the Industrial College of the Armed Forces, and Harvard University.
About ORBIMAGE
ORBIMAGE is a leading global provider of earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. On September 16, 2005, ORBIMAGE announced an agreement in principle to acquire Space Imaging. When the Space Imaging acquisition is completed, the combined company will be the largest commercial remote sensing company in the world.
ORBIMAGE currently operates the high resolution OrbView-3 satellite, which is capable of measuring, mapping and monitoring objects smaller than automobiles and spectrally differentiating thousands of land use/land cover types. In addition to OrbView-3, ORBIMAGE also operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial Intelligence Agency’s NextView image acquisition program.
ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled primarily through a worldwide network of value-added resellers, regional distributors, sales agents and select strategic partners.
To find more information about ORBIMAGE, visit http://www.orbimage.com.